Exhibit 99.1

For information contact:

Paul R. Flanders

Chief Financial Officer

(315) 424-0513

FOR IMMEDIATE RELEASE

CARROLS CORPORATION

ANNOUNCES SENIOR SUBORDINATED NOTE OFFERING

SYRACUSE, NEW YORK (November 29, 2004) - Carrols Corporation today announced it has commenced an offer to sell up to $200 million of senior subordinated notes due 2012. Concurrently with the consummation of the offering of senior subordinated notes, the Company also plans to enter into a new senior credit facility providing for term loan borrowings and a revolving credit facility. The Company expects to use the net proceeds of the offering and borrowings under the Company’s proposed new senior credit facility to purchase or redeem $170 million outstanding principal amount of it’s 9 1/2% Senior Subordinated Notes due 2008, Series B, repay outstanding borrowings under its existing senior credit facility, and make a distribution to its sole stockholder, Carrols Holdings Corporation (which will in turn, make a distribution to its stockholders either in the form of a dividend and/or a redemption) and to its employee and director option holders. The Company’s outstanding 9 1/2% Notes are subject to a previously announced cash tender offer that is currently scheduled to expire on December 14, 2004.

The new senior subordinated notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside of the United States pursuant to Regulation S under the Securities Act. The notes will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the United States without registration or an applicable exemption from the registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy, the new senior subordinated notes, nor is it an offer to purchase or a solicitation of an offer to purchase the 9 1/2% Notes.

Carrols Corporation is one of the largest restaurant companies in the U.S. operating 536 restaurants in 17 states. Carrols is the largest franchisee of Burger King restaurants with 351 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states, as of September 30, 2004. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 125 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico, and franchises eight Taco Cabana restaurants, as of September 30, 2004. Carrols also owns and operates 60 Pollo Tropical restaurants in south and central Florida, and franchises 25 Pollo Tropical restaurants in Puerto Rico (20 units), Ecuador (4 units) and South Florida, as of September 30, 2004.

This report contains certain forward-looking statements that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in Carrols Corporation’s filings with the Securities and Exchange Commission.

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Carrols Corporation “ 968 James Street “ PO Box 6969 “ Syracuse, NY 13217 “ Tel: (315) 424-0513 “ Fax: (315) 475-9616